Exhibit 99.1

Buckeye Announces January – March Quarter Results

Sales off 15% versus Year-Ago Quarter due to reduced demand

Net Income of $4.3 million ($0.11 per share) down 59% versus Year-Ago Quarter

Improved Earnings compared to October-December Quarter

Free Cash Flow of $12.2 million versus $14.0 million in Year-Ago Quarter

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 28, 2009--Buckeye Technologies Inc. (NYSE:BKI) today announced earnings for the January – March quarter of 11 cents per share compared to 26 cents per share in the same period last year due to reduced demand and associated production downtime in the Specialty Fibers segment resulting from the global economic downturn. This was 4 cents per share better than earnings for the October-December period excluding the impact of a goodwill impairment charge which reduced earnings by $3.30 per share in that quarter.

Net sales of $171.6 million for the quarter were down 15% compared to the same quarter a year ago, with sales in the Specialty Fibers segment down 18% and sales in the Nonwoven Materials segment only off 2%. Specialty Fibers sales were negatively impacted by reduced demand for cotton specialty fibers, wood specialty fibers used in automotive applications, and fluff pulp. Net sales for the quarter were down 7% compared to the October-December quarter, primarily driven by reduced sales from our Memphis cotton cellulose plant.

Chairman and Chief Executive Officer John B. Crowe said, “While not satisfied with our overall results, we were pleased that underlying earnings improved compared to the October-December quarter in spite of a drop in sales revenue. We continued to take market downtime at our Foley, Memphis and Americana plants during the quarter to match production to shipment demand, and effective May 1st, we will further reduce staffing at our Memphis cotton cellulose plant in order to match capacity to reduced demand levels for products supplied by this plant. On the average, selling prices were comparable to the preceding quarter, as the impact of the January 1st price increases on our high-end wood specialty fibers products was offset by lower prices for fluff pulp and other products. We started to see some significant reductions in raw materials, energy and transportation costs during the quarter and we believe that chemical costs peaked during the January – March quarter. Our Nonwoven materials segment also reported higher shipment volumes and improved operating income compared to the October-December quarter.”

Mr. Crowe went on to say, “We made progress toward our 2009 debt reduction goal, as we generated $12.2 million in free cash flow during the quarter, reduced our debt by $2.7 million and added $9.5 million to our cash balance. Also, during the month of April we have received $25.4 million in refunds related to the alternative fuels credit covering the period between February 12th and April 14th. We recognized no benefit related to this credit in the January-March quarter. We continue to believe that the Company is in much better condition to weather this downturn as compared with previous downturns because of the improvements in our balance sheet and cost structure.”

Buckeye has scheduled a conference call for Wednesday morning, April 29, at 11:00 a.m. ET to discuss third quarter performance. Persons interested in listening by telephone may dial in at (877) 719-9804 within the United States. International callers should dial (719) 325-4781. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measure used is “free cash flow” and is equal to net cash provided by operating activities less net cash used in investing activities. The Company believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly and concisely the amount of cash generated by operations that remains available for payment of debt, share repurchase or dividends after funding capital expenditures, but this information should not be considered a substitute for any measures derived in accordance with GAAP. The Company manages cash flows available for debt pay down by measuring “free cash flow” and includes this measure in all-employee bonus and at-risk compensation bonus targets.

Net Cash provided by Operating Activities	$21,271
Net Cash used in Investing Activities	(9,092)
Free Cash Flow	$12,179

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008

Net sales	$171,635	$184,665	$201,865	$577,593	$610,186
Cost of goods sold	147,765	161,533	167,664	495,253	493,351
Gross margin	23,870	23,132	34,201	82,340	116,835
Gross margin as a percentage of sales	13.9%	12.5%	16.9%	14.3%	19.1%

Selling, research and administrative expenses	10,601	11,266	11,470	34,077	34,740
Amortization of intangibles and other	465	471	468	1,405	1,390
Goodwill impairment	-	138,008	-	138,008	-
Restructuring costs	-	-	-	-	96

Operating income	12,804	(126,613)	22,263	(91,150)	80,609

Net interest expense and amortization of debt costs	(7,206)	(7,469)	(7,814)	(22,113)	(25,495)
Early extinguishment of debt	-	401	-	401	(535)
Foreign exchange and other	100	213	313	(518)	51
Income (loss) before income taxes	5,698	(133,468)	14,762	(113,380)	54,630
Income tax expense (benefit)	1,412	(8,484)	4,340	(1,532)	16,845
Net income (loss)	$4,286	$(124,984)	$10,422	$(111,848)	$37,785

Earnings (loss) per share	$0.11	$(3.23)	$0.27	$(2.89)	$0.97
Diluted earnings per share	$0.11	$(3.23)	$0.26	$(2.89)	$0.96

Weighted average shares for basic earnings per share	38,672	38,670	39,011	38,682	38,902

Weighted average shares for diluted earnings per share	38,765	38,670	39,372	38,682	39,360

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31	December 31	June 30
	2009	2008	2008
Current assets:
Cash and cash equivalents	$18,879	$8,491	$10,393
Accounts receivable, net	111,953	108,111	127,521
Inventories	101,507	115,548	110,254
Deferred income taxes and other	11,174	11,186	11,530
Total current assets	243,513	243,336	259,698

Property, plant and equipment, net	516,947	522,785	555,708
Goodwill	2,425	2,425	163,622
Intellectual property and other, net	25,372	26,088	30,197
Total assets	$788,257	$794,634	$1,009,225

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$28,194	$33,678	$49,157
Accrued expenses	42,448	42,892	50,451
Current portion of capital lease obligations	-	-	358
Short-term debt	-	-	207
Total current liabilities	70,642	76,570	100,173

Long-term debt	388,563	391,311	393,910
Deferred income taxes	50,729	48,531	57,963
Other liabilities	24,646	25,430	27,622
Stockholders' equity	253,677	252,792	429,557
Total liabilities and stockholders' equity	$788,257	$794,634	$1,009,225

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008
OPERATING ACTIVITIES
Net income (loss)	$4,286	$(124,984)	$10,422	$(111,848)	$37,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,824	12,026	12,670	36,593	38,079
Amortization	634	613	540	1,886	1,666
Early extinguishment of debt	-	(401)	-	(401)	535
Loss on goodwill impairment	-	138,008	-	138,008	-
Deferred income taxes	1,828	(7,934)	3,133	(4,761)	13,591
Loss on disposal of equipment	217	507	230	891	794
Provision for bad debts	263	17	(52)	253	(62)
Excess tax benefit from stock based compensation	-	-	-	-	(44)
Other	154	(327)	408	218	956
Change in operating assets and liabilities
Accounts receivable	(4,783)	16,705	(541)	6,797	(1,316)
Inventories	13,467	(8,540)	(10,550)	4,086	(13,955)
Other assets	866	181	(1,356)	1,189	(1,020)
Accounts payable and other liabilities	(7,485)	(19,387)	11,684	(23,100)	3,714
Net cash provided by operating activities	21,271	6,484	26,588	49,811	80,723

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(8,994)	(13,929)	(12,513)	(34,005)	(31,205)
Other	(98)	(50)	(118)	(171)	(253)
Net cash used in investing activities	(9,092)	(13,979)	(12,631)	(34,176)	(31,458)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(2,655)	3,773	(17,796)	(114)	64,204
Payments on long term debt and other	-	(5,253)	(101)	(5,358)	(113,918)
Payments for debt issuance costs	-	-	-	-	(1,401)
Excess tax benefit from stock based compensation	-	-	-	-	44
Purchase of treasury shares	-	-	-	(494)	-
Net proceeds from sale of equity interests	-	-	-	-	5,742
Net cash used in financing activities	(2,655)	(1,480)	(17,897)	(5,966)	(45,329)

Effect of foreign currency rate fluctuations on cash	864	(985)	1,209	(1,183)	2,109

Increase (decrease) in cash and cash equivalents	10,388	(9,960)	(2,731)	8,486	6,045
Cash and cash equivalents at beginning of period	8,491	18,451	23,566	10,393	14,790
Cash and cash equivalents at end of period	$18,879	$8,491	$20,835	$18,879	$20,835

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
SEGMENT RESULTS	March 31, 2009	December 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008
Specialty Fibers
Net sales	$123,853	$137,739	$150,928	$426,571	$434,837
Operating income (a)	10,861	11,339	22,207	42,271	70,295
Depreciation and amortization (b)	7,793	8,060	8,492	24,201	24,664
Capital expenditures	7,789	11,855	10,981	29,741	27,369

Nonwoven Materials
Net sales	$57,210	$56,841	$58,157	$179,913	$201,753
Operating income (a)	2,912	1,506	1,238	7,948	14,529
Depreciation and amortization (b)	3,577	3,497	3,791	11,119	12,264
Capital expenditures	866	1,558	1,298	3,202	2,742

Corporate
Net sales	$(9,428)	$(9,915)	$(7,219)	$(28,891)	$(26,403)
Operating loss (a)	(969)	(139,458)	(1,182)	(141,369)	(4,215)
Depreciation and amortization (b)	919	940	854	2,678	2,542
Capital expenditures	339	516	234	1,062	1,094

Total
Net sales	$171,635	$184,665	$201,865	$577,593	$610,187
Operating income (a)	12,803	(126,613)	22,263	(91,150)	80,609
Depreciation and amortization (b)	12,289	12,497	13,137	37,998	39,470
Capital expenditures	8,994	13,929	12,513	34,005	31,205

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. We have reclassified the at-risk compensation and stock based compensation from the specialty fibers and nonwovens segments for previous periods for comparability. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Nine Months Ended
ADJUSTED EBITDA	March 31, 2009	December 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008

Income	$4,286	$(124,984)	$10,422	$(111,848)	$37,785
Income tax expense	1,412	(8,484)	4,340	(1,532)	16,845
Interest expense	6,979	7,271	7,731	21,483	25,138
Amortization of debt costs	262	261	259	785	829
Early extinguishment of debt	-	(401)	-	(401)	535
Depreciation, depletion and amortization	12,289	12,497	13,138	37,998	39,469
EBITDA	25,228	(113,840)	35,890	(53,515)	120,601
Asset impairments	-	138,008	-	138,008	-
Non cash charges	361	522	230	1,091	794
Adjusted EBITDA	$25,589	$24,690	$36,120	$85,584	$121,395

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges and other (gains) losses. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on July 25, 2007, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
www.bkitech.com